Exhibit 99.1

FOR IMMEDIATE RELEASE

NEXMED RECEIVES NASDAQ DELISTING WARNING LETTER

East Windsor, NJ, August 14, 2009 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative topical products based on the NexACT® technology, today announced that it has received a notice from Nasdaq indicating that it does not comply with the minimum $2.5 million in stockholders’ equity requirement for continued listing on the Nasdaq Capital Market set forth in Marketplace Rule 4310(c)(3).  As of June 30, 2009, the date of the Company’s most recently filed financial statements, the Company’s total stockholders’ equity was $1,700,553.

Nasdaq will provide written notice that the Company’s common stock will be delisted from the Nasdaq National Market at the opening of business on August 27, 2009, unless the Company submits a specific plan to Nasdaq to achieve and sustain compliance with Marketplace Rule 4310(c)(3), including the time frame for completion of the plan, and the plan is reviewed and accepted by Nasdaq.  The Company intends to submit its plan to achieve and sustain compliance to Nasdaq before August 27, 2009.  If the plan is acceptable to Nasdaq then the Company would be granted an extension of up to 105 calendar days to evidence compliance with Marketplace Rule 4310(c)(3).

Mark Westgate, NexMed’s Chief Financial Officer stated, “In our response to Nasdaq, we will request that Nasdaq take note of our continuing restructuring and cost containment program begun in December 2008 as well as potential revenue opportunities from the licensing of our products under development.”

The Company remains on notice for maintaining the minimum $1 bid requirement as set forth in Marketplace Rule 4310(c)(8)(D).  However, because Nasdaq had suspended enforcement of this requirement until August 3, 2009, as of its most recent announcement on July 13, 2009, the Company now has until January 25, 2010 to meet that requirement.

There can be no assurance that Nasdaq’s Listing Qualifications Panel will decide to allow the Company to remain listed.

About NexMed
NexMed’s pipeline includes a late stage terbinafine treatment for onychomycosis, a late stage alprostadil treatment for erectile dysfunction, a Phase 2 alprostadil treatment for female sexual arousal disorder, and an early stage treatment for psoriasis.  For further information about NexMed, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risks and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to entering into development and commercialization agreements and obtaining regulatory approval for its products under development, entering into a strategic transaction for the company, pursuing growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact:	Investor Relations:
Mark Westgate, CFO	Paula Schwartz
NexMed, Inc.	Rx Communications Group, LLC
(609) 371-8123, ext: 159	(917) 322-2216
mwestgate@nexmed.com	pschwartz@rxir.com